UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2006

S&P Managed Futures Index Fund, LP

(Exact name of registrant as specified in its charter)

Delaware	000-50565	90-0080448
(State or other	(Commission	(IRS Employer
jurisdiction	File Number)	Identification
of incorporation)		Number)

c/o RefcoFund Holdings, LLC

One World Financial Center

200 Liberty Street – Tower A

New York, New York 10281

(Address of principal executive offices)

(212) 693-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a- 12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                  Other Events.

Current Status of Fund Operations.

At this time the hearing date on the proposed settlement of the action brought by the Official Committee of Unsecured Creditors of Refco, Inc. (the “Committee”) to avoid and recover approximately $312 million from the SPhinX Managed Futures Fund SPC (the “SPhinX Fund”) has been adjourned to June 8, 2006, and the deadline to object has been extended until June 1, 2006. Under the terms of the current draft of the settlement, the SPhinX Fund and its related entities will transfer approximately $263 million (the “Proposed Settlement Amount”) back to the Refco bankruptcy estates and the SPhinX Fund will waive any and all claims it has against Refco, Inc. (“Refco”) and its affiliates with respect to the Proposed Settlement Amount and the original transfer of approximately $312 million from Refco Capital Markets, Ltd. (“RCM”) to the SPhinX Fund (the “Transfer”). Although PlusFunds Group, Inc., the investment manager of the SPhinX Fund, estimates that approximately $46 million will be available to the SPhinX Fund for distribution to investors, if the settlement is approved, the SPhinX Fund will be precluded from ever making any claim against either Refco or RCM for the Proposed Settlement Amount or the Transfer. The Fund has filed an objection to the proposed settlement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

S&P Managed Futures Index Fund, LP
By: RefcoFund Holdings, LLC,
as General Partner
(Registrant)

	By:	/s/ Richard C. Butt
Name: Richard C. Butt
Date: June 1, 2006	Title: President and Manager